Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
July 29, 2020	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Record Earnings for the Second Quarter of 2020

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, July 29, 2020) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK), a bank holding company serving 24 communities across Kansas, reported net earnings of $5.1 million ($1.13 per diluted share) for the quarter ended June 30, 2020, compared to $2.6 million ($0.56 per diluted share) for the second quarter of 2019. For the six months ended June 30, 2020, Landmark reported net earnings of $8.5 million ($1.86 per diluted share), compared to $4.8 million ($1.04 per diluted share) in the first half of 2019. Return on average assets was 1.62% during the first six months of 2020, compared to 0.98% in the same period of 2019. Return on average equity was 15.22% in the first six months of 2020, compared to 10.08% in the same period of 2019. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Thursday, July 30, 2020. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through August 30, 2020, by dialing (877) 344-7529 and using conference number 10146322.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid August 26, 2020, to common stockholders of record as of the close of business on August 12, 2020.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented, “While we remain in an unprecedented state of economic uncertainty due to the impact of COVID-19, Landmark has implemented a pandemic response plan focusing foremost on the safety and well-being of our customers and associates. We have many associates working from home, and have enhanced safety precautions for those who work in our bank facilities, as well as for customers who come in. With the recent increase in cases in our communities, we currently have limited public access to our bank lobbies. To ensure we are meeting customer needs, we have repositioned associates to support our customer care center, handling increased volumes of questions and supporting customer access to our digital banking platforms. During the second quarter of 2020, we provided our commercial customers access to funding through the Small Business Administration’s new Paycheck Protection Program (PPP). As of June 30, 2020, we assisted 1,035 customers in securing approximately $130.1 million of funding, with an average loan size of $126,000. We believe Landmark’s risk management practices, liquidity and capital strength continue to position us well to meet the financial needs of families and businesses across Kansas during this challenging time.”

Mr. Scheopner continued, “We are pleased to report that Landmark achieved record results for the second quarter of 2020. Our net earnings of $5.1 million benefited from an increase of $3.1 million in gains on sales of loans as the decline in mortgage interest rates has fueled a robust housing market and refinance activity. Our community banking relationships across Kansas generated strong growth in earnings. Loan growth of 29.6% in the first six months of 2020 drove a 16.6% increase in net interest income, partially offset by higher non-interest expense. Net interest margin improved by 27 basis points during the first six months of 2020 as the proportion of loans in our asset mix increased and interest expense declined.”

Second Quarter Financial Highlights

Net interest income was $9.0 million for the three months ended June 30, 2020, an increase of $1.5 million, or 20.5%, from the second quarter of 2019. The increase was primarily the result of a 10.9% increase in average interest-earning assets, from $901.2 million in the second quarter of 2019 to $999.3 million in the second quarter of 2020. Average loan balances in the second quarter of 2020 increased $161.9 million, or 31.6%, compared to the same period of 2019 due primarily to the origination of PPP loans. Lower interest expense and growth in loans as a proportion of the asset mix contributed to an increase in net interest margin, on a tax-equivalent basis, from 3.43% in the second quarter of 2019 to 3.72% in the same period of 2020. Landmark recorded a provision for loan losses of $400,000 during the second quarter of both 2020 and 2019, down from the $1.2 million provision for loan losses in the first quarter of 2020 as a result of the effects of COVID-19.

Total non-interest income was $7.0 million in the second quarter of 2020, compared to $4.0 million in the same period of 2019. The increase in non-interest income was primarily due to a $3.1 million increase in gains on sales of loans as a result of increased volumes of one-to-four family residential real estate loans originated for sale.

Non-interest expense totaled $9.1 million for the second quarter of 2020, an increase of $1.2 million, or 14.5%, from the second quarter of 2019. The increase in non-interest expense was primarily due to an increase of $1.0 million in compensation and benefits as a result of the addition of bank employees and increased compensation costs. Landmark recorded income tax expense of $1.4 million in the second quarter of 2020 compared to $506,000 in the second quarter a year earlier. The effective tax rate increased from 16.3% in the second quarter of 2019 to 21.2% in the second quarter of 2020, primarily due to an increase in earnings before income taxes, while tax-exempt income declined over the comparable periods.

First Half Financial Highlights

Net interest income was $17.1 million for the six months ended June 30, 2020, an increase of $2.4 million, or 16.6%, from the first half of 2019. The increase was primarily a result of a 7.1% increase in average interest-earning assets, from $892.2 million in the first six months of 2019 to $955.9 million in the first half of 2020. The increase in average interest-earning assets was driven by an increase of $108.5 million, or 21.6%, in average loan balances in the first six months of 2020 compared to the same period of 2019. Lower interest expense and the growth in loans within the asset mix contributed to an increase in net interest margin, on a tax-equivalent basis, from 3.42% in the first six months of 2019 to 3.69% in the same period of 2020. Landmark recorded a provision for loan losses of $1.6 million during the first six months of 2020, compared to $600,000 during the same period of 2019. The increase in the provision for loan losses reflects our best estimate of the economic environment, considering the effects of COVID-19. As the economic outlook evolves and our pandemic-related loss experience develops, Landmark will adjust the allowance for credit losses and provisioning accordingly.

Total non-interest income was $12.3 million in the first half of 2020, an increase of $5.1 million, or 70.1%, from the first half of 2019. The increase in non-interest income was primarily due to an increase of $3.2 million in gains on sales of loans. Also contributing to the increase in non-interest income was $1.8 million of gains on sales of investment securities due to approximately $44 million of mortgage-backed investment securities sold during the first six months of 2020. Landmark sold higher coupon mortgage-backed investment securities after comparing the market prices to the risks of accelerating prepayment speeds. A loss of $146,000 was recorded on sales of investment securities during the six months ended June 30, 2019.

Non-interest expense totaled $17.2 million for the first six months of 2020, an increase of $1.5 million, or 9.8%, from $15.7 million for the same period of 2019. The increase was primarily due to an increase of $1.4 million in compensation and benefits as a result of the addition of bank employees and increased compensation costs. Landmark recorded income tax expense of $2.2 million in the first six months of 2020 compared to $847,000 in the same period of 2019. The effective tax rate increased from 15.0% in the first six months of 2019 to 20.3% in the first half of 2020 primarily due to an increase in earnings before income taxes, while tax-exempt income declined over the comparable periods.

Balance Sheet Highlights

Total assets increased $120.5 million, or 12.1%, to $1.1 billion at June 30, 2020, from $998.5 million at December 31, 2019. The growth in total assets was primarily the result of an increase in net loans of $157.4 million, or 29.6%, to $689.6 million at June 30, 2020, from $532.2 million at December 31, 2019. Investment securities decreased $55.9 million, or 15.3%, to $310.2 million at June 30, 2020, compared to $366.1 million at year-end 2019. Deposits increased $109.2 million, or 13.1%, to $944.2 million at June 30, 2020, compared to $835.0 million at December 31, 2019. Federal Home Loan Bank and other borrowings decreased $2.4 million, or 5.6%, to $39.8 million at June 30, 2020, compared to $42.2 million at December 31, 2019. Stockholders’ equity increased to $117.3 million (book value of $26.10 per share) at June 30, 2020, from $108.6 million (book value of $23.62 per share) at December 31, 2019, primarily as a result of net earnings and an increase in the fair value of our available-for-sale investment securities. Landmark repurchased $2.3 million worth of shares of its outstanding common stock during the first six months of 2020. The ratio of equity to total assets decreased to 10.48% at June 30, 2020, from 10.88% at year-end 2019.

The allowance for loan losses totaled $7.7 million, or 1.11% of gross loans outstanding, at June 30, 2020, compared to $6.5 million, or 1.20% of gross loans outstanding, at December 31, 2019. The allowance for loan losses as a percentage of gross loans outstanding declined as a result of originating $130.1 million of PPP loans which are guaranteed by the Small Business Administration and have no allowance for loan losses allocated at June 30, 2020. The increase in the total allowance for loan losses during the first six months of 2020 was primarily due to the economic impact of COVID-19 on the loan portfolio. Non-performing loans increased to $8.2 million, or 1.18% of gross loans, at June 30, 2020, from $5.5 million, or 1.03% of gross loans, at year-end 2019. Delinquent loans increased to $4.2 million, or 0.60% of gross loans, at June 30, 2020, from $3.4 million, or 0.64% of gross loans, at December 31, 2019. Landmark recorded net loan charge-offs of $320,000 during the first six months of 2020, compared to $99,000 during the same period of 2019.

COVID-19 Loan Modifications and Forbearance Plans

As of June 30, 2020, Landmark had 135 loan modifications on outstanding loan balances of $54.7 million in connection with the COVID-19 pandemic. These modifications consisted of payment deferrals that were less than 180 days and applied to either the full loan payment or just the principal component. As of July 24, 2020, 51 loans with outstanding loan balances of $17.7 million had reached the end of their initial deferral periods and returned to their respective contractual payment terms. Additionally, as of the same date, only 2 borrowers with aggregate loans outstanding of $3.8 million were granted a second deferral. Consistent with CARES Act and regulatory guidance, the Company also entered into short-term forbearance plans and short-term repayment plans on 13 one-to-four family residential mortgage loans totaling $1.5 million as of June 30, 2020.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the effects of the COVID-19 pandemic, including its potential effects on the economic environment, our customers and operations, as well as changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (ii) the strength of the local, national and international economy; (iii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) timely development and acceptance of new products and services; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) our risk management framework; (ix) interruptions in information technology and telecommunications systems and third-party services; (x) changes in benchmark interest rates, including the elimination of LIBOR; (xi) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) integration of acquired businesses; (xv) unexpected outcomes of existing or new litigation; (xvi) changes in accounting policies and practices, such as the implementation of CECL; (xvii) the economic impact of armed conflict or terrorist acts involving the United States; (xviii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xix) declines in the value of our investment portfolio; (xx) the ability to raise additional capital; (xxi) cyber-attacks; (xxii) declines in real estate values; and (xxiii) the effects of fraud on the part of our employees, customers, vendors or counterparties.. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	June 30,	December 31,
	2020	2019
ASSETS:
Cash and cash equivalents	$18,187	$13,694
Investment securities	310,171	366,107
Loans, net	689,626	532,180
Loans held for sale	20,473	8,497
Premises and equipment, net	20,844	21,133
Bank owned life insurance	25,117	24,809
Goodwill	17,532	17,532
Other intangible assets, net	3,097	2,829
Other assets	13,890	11,684
TOTAL ASSETS	$1,118,937	$998,465

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$944,204	$835,048
Federal Home Loan Bank and other borrowings	39,843	42,199
Other liabilities	17,610	12,611
Total liabilities	1,001,657	889,858
Stockholders’ equity	117,280	108,607
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,118,937	$998,465

LOANS (unaudited):

One-to-four family residential real estate	$154,430	$146,505
Construction and land	29,438	22,459
Commercial real estate	144,249	133,501
Commercial	117,389	109,612
Paycheck Protection Program (PPP)	130,137	-
Agriculture	98,259	98,558
Municipal	2,488	2,656
Consumer	24,464	25,101
Net deferred loan (fees)/costs and loans in process	(3,481)	255
Allowance for loan losses	(7,747)	(6,467)
Loans, net	$689,626	$532,180

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$8,245	$5,546
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	314	290
Total non-performing assets	$8,559	$5,836

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.60%	0.64%
Total non-performing loans to gross loans outstanding	1.18%	1.03%
Total non-performing assets to total assets	0.76%	0.58%
Allowance for loan losses to gross loans outstanding	1.11%	1.20%
Allowance for loan losses to total non-performing loans	93.96%	116.61%
Equity to total assets	10.48%	10.88%
Book value per share	$26.10	$23.62

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Interest income:
Loans	$7,766	$6,879	$14,892	$13,340
Investment securities and other	1,875	2,414	4,067	4,837
Total interest income	9,641	9,293	18,959	18,177

Interest expense:
Deposits	461	1,380	1,444	2,711
Borrowed funds	165	432	398	789
Total interest expense	626	1,812	1,842	3,500

Net interest income	9,015	7,481	17,117	14,677
Provision for loan losses	400	400	1,600	600
Net interest income after provision for loan losses	8,615	7,081	15,517	14,077

Non-interest income:
Fees and service charges	1,754	1,931	3,716	3,620
Gains on sales of loans, net	4,824	1,742	6,017	2,862
Bank owned life insurance	154	160	308	319
(Losses) gains on sales of investment securities, net	-	(146)	1,770	(146)
Other	240	301	514	589
Total non-interest income	6,972	3,988	12,325	7,244

Non-interest expense:
Compensation and benefits	5,253	4,251	9,835	8,394
Occupancy and equipment	1,063	1,100	2,142	2,162
Data processing	439	414	864	828
Amortization of intangibles	424	291	701	555
Professional fees	351	443	714	839
Advertising	151	169	301	335
Federal deposit insurance premiums	64	69	102	137
Foreclosure and real estate owned expense	17	26	42	67
Other	1,354	1,202	2,522	2,376
Total non-interest expense	9,116	7,965	17,223	15,693

Earnings before income taxes	6,471	3,104	10,619	5,628
Income tax expense	1,371	506	2,156	847
Net earnings	$5,100	$2,598	$8,463	$4,781

Net earnings per share (1)
Basic	$1.13	$0.57	$1.87	$1.04
Diluted	1.13	0.56	1.86	1.04

Shares outstanding at end of period (1)	4,493,638	4,590,722	4,493,638	4,590,722

Weighted average common shares outstanding - basic (1)	4,496,000	4,590,722	4,537,796	4,590,722
Weighted average common shares outstanding - diluted (1)	4,514,313	4,606,186	4,556,058	4,605,733

OTHER DATA (unaudited):

Return on average assets (2)	1.86%	1.05%	1.62%	0.98%
Return on average equity (2)	18.03%	10.61%	15.22%	10.08%
Net interest margin (2)(3)	3.72%	3.43%	3.69%	3.42%

(1) Share and per share values at or for the periods ended June 30, 2019 have been adjusted to give effect to the 5% stock dividend paid during December 2019.

(2) Information for the three and six months ended June 30 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.